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Exhibit 5.1

[DAVIS GRAHAM & STUBBS LLP LETTERHEAD]

June 7, 2004

Board of Directors
AmeriVest Properties Inc.
1780 S. Bellaire Street, Suite 100
Denver, Colorado 80222

  Re:
  Registration Statement on Form S-8 relating to 500,000 shares of Common Stock under the AmeriVest Properties Inc. 2003 Long-Term Stock Incentive Plan

Gentlemen:

        We have acted as counsel to AmeriVest Properties Inc. (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "Act"), of 500,000 shares of the Company's common stock, $.001 par value per share, reserved for issuance under the Company's 2003 Long-Term Incentive Plan (the "Plan").

        This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

        In rendering the following opinion, we have examined and relied only upon the documents specifically described below. In our examination, we have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies. Our examination was limited to the following documents and no others:

  1.
  Articles of Amendment and Restatement of Articles of Incorporation of the Company;

  2.
  Amended and Restated Bylaws of the Company, as amended to date;

  3.
  Resolutions adopted by the Board of Directors of the Company authorizing the adoption of the Plan;

  4.
  A Secretary's certificate of the Company attesting that the copies of the aforementioned documents are true, complete, and correct; and

  5.
  The Registration Statement, exhibits filed in connection therewith and documents incorporated by reference therein.

        We have not undertaken, nor do we intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records.

        We are members of the Bar of the State of Colorado and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the General Corporation Law of the State of Maryland and the laws of the State of Colorado.

        Based upon and subject to the foregoing, we are of the opinion that the Shares are duly and validly authorized and when issued and sold as contemplated by the Plan and the Registration Statement, will be legally and validly issued, fully paid and non-assessable shares of capital stock of the Company.

        We hereby consent to the filing of this opinion as an Exhibit to the aforesaid Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules of the Securities and Exchange Commission.

Very truly yours,
DAVIS GRAHAM & STUBBS LLP

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  Exhibit 5.1